Exhibit 99.1

             PERICOM SEMICONDUCTOR REPORTS Q1 2007 FINANCIAL RESULTS

                      REVENUES UP 37.2 PERCENT OVER Q1 2006

    SAN JOSE, Calif., Oct. 26 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM), a worldwide preferred supplier of PCI Express technology used for switching, timing, connecting and signal integrity, today announced results for its first quarter of fiscal 2007, ended Sept. 30, 2006. Net revenues in the first quarter were $30.8 million, up 5.3 percent from revenues in the fourth quarter and up 37.2 percent from the $22.5 million reported in the comparable period last year. Net income in the quarter was $1.6 million, or $0.06 per diluted share compared with net income of $2.1 million, or $0.08 per diluted share in the fourth quarter and versus net income of $0.6 million, or $0.02 per diluted share, in the same period a year ago.

    "We are very pleased with our revenue growth in Q1, which was driven by increased shipments of our HDMI switch products into digital video applications, and the ramp-up of our PCI Express products for notebooks, servers and graphics applications. We also expanded our product solutions for serial differential protocols and continued to see strong interest from our customers," said Alex Hui, President and Chief Executive officer.

    Q1 NEW PRODUCTS

    Continuing to expand upon the PCISIG certified PCI-e Packet Switch and Bridge offerings, Pericom announced Packet24(TM), a family of 4 new PCI Express Packet Switches, ranging from 3 port-12 lanes to 4 ports-24 lanes configurations. These new products provide customers with a higher performance and feature-set to fit their needs; they further broaden Pericom's comprehensive PCI Express offerings. Target applications for Packet24(TM) include high volume blade and motherboard servers, HBA and NIC cards, networking, embedded and storage applications.

    Enhancing Pericom's product positioning in high growth Digital Video Platforms, the company has launched three new Spread-spectrum clock generators (PI6C345x) and two VCXO's (PI6CX2xx) targeting DLP projectors, DLP TV, HDTV and Digital Set-top box applications.

    The company also released two new LVPECL differential clocks (PI6C4853xx) for Gigabit Ethernet networking switch clock distribution application. These new products target high growth communication platforms where applications require precise timing distribution.

    Fiscal Q2 2007 OUTLOOK

    The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

    * The company continues to be in a high turns environment and therefore revenue visibility remains limited. Depending upon the strength of turns orders, revenues are expected to be in the range of $30.8 million to $31.7 million in the second quarter. Gross margins are expected to be in the 35 percent to 37 percent range. Margins are influenced by the product mix of turns business and sales, if any, of previously written down inventory.

    * Operating expenses are expected to decrease to a range of $9.0 million to $9.3 million.

    * Other income is expected to be approximately $1.1 million, consisting primarily of interest income.

    * Equity in net income (loss) of investees is expected to be approximately $200,000.

    Pericom will adhere to Regulation Fair Disclosure. The company will provide its investors and analysts with guidance in the areas of total revenues, gross margin, operating expenses and other income each quarter in our earnings releases and in our conference calls. We will not provide further guidance or updates during the quarter unless we do so via a press release.

    CONFERENCE CALL

    Pericom's first quarter results conference call will begin at 1:30 p.m. Pacific time today. The conference call may be accessed by calling (866) 825-3308 (domestic) or (617) 213-8062 (international) and referencing conference number 40695799. A replay of the first quarter results conference call will be available for 7 days commencing from 4:30 PM pacific time today. The replay telephone number is (888) 286-8010 (domestic) or (617) 801-6888 (international) and the access code is 14950279. The conference call will be simultaneously Webcast live at: www.pericom.com/investor followed by an on- demand Webcast beginning at 4:30 p.m. Pacific time today (Webcast requires Windows MediaPlayer). An archived webcast replay will be available on the web site for 12 months.

    Pericom Semiconductor Corporation offers customers worldwide the industry's most complete silicon and quartz-based solutions for the Computing, Communications and Consumer market segments. Our broad portfolio of leading-edge analog, digital, and mixed-signal integrated circuits and SaRonix frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, Calif., with design centers and sales offices located globally. http://www.pericom.com

    This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the captions 'Fiscal Q2, 2007 Quarter Outlook' and statements regarding the continued strong interest from our customers. The Company's actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, difficulties in integrating eCERA with our business, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended July 1, 2006 and, in particular, the risk factors sections of that filing.

                        Pericom Semiconductor Corporation
                  Consolidated Statements of Operations - GAAP
                      (In thousands, except per share data)
                                   (unaudited)

                                                    Three Months Ended
                                          -------------------------------------
                                            Sep 30         Jul 1        Oct 1
                                             2006          2006         2005
                                          ----------    ----------   ----------
                                                                         As
                                                                      Restated

Net revenues                              $   30,826    $   29,288   $   22,473

Cost of revenues                              20,394        19,047       14,967

    Gross profit                              10,432        10,241        7,506

Operating expenses:

    Research and development                   3,942         4,174        3,753

    Selling, general and administrative        5,795         4,921        4,182

    Restructuring charge                           0             0           55

        Total                                  9,737         9,095        7,990

Income (loss) from operations                    695         1,146         (484)

Other income, net                              1,280           835          898

(Write down) of nonmarketable investment          (1)            0            0

Income before income taxes                     1,974         1,981          414

Income tax                                       620           607          137

Minority interest in
 consolidated subsidiary                          (9)            6           23

Equity in income of
 unconsolidated subsidiary                       280           724          325

Net income                                $    1,625    $    2,104   $      625

Basic earnings per share                  $     0.06    $     0.08   $     0.02

Diluted earnings per share                $     0.06    $     0.08   $     0.02

Shares used in computing
 basic earnings per share                     26,131        26,206       26,352

Shares used in computing
 diluted earnings per share                   26,714        26,879       27,143

                        Pericom Semiconductor Corporation
                      Condensed Consolidated Balance Sheets
                                 (In thousands)
                                   (unaudited)

                                                    As of           As of
                                                 Sep 30, 2006   Jul 1, 2006
                                                -------------   -------------
                   Assets

Current Assets:

    Cash & cash equivalents                     $       9,788   $      12,577
    Restricted cash                                       608             950
    Short-term investments                             78,447          52,761
    Accounts receivable                                22,270          23,306
    Inventories                                        15,419          16,742
    Prepaid expenses and other current assets             787             508
    Deferred income taxes                               4,109           4,709
        Total current assets                          131,428         111,553

Property and equipment, net                            24,326          24,376
Investment in unconsolidated subsidiaries               9,332           9,056
Deferred income taxes-non current                       5,050           5,043
Long term marketable securities                        33,615          56,297
Intangibles and other assets                            7,273           7,361
        Total assets                            $     211,024   $     213,686

    Liabilities and Shareholders' Equity

Current liabilities:

    Accounts payable                            $      10,722   $      10,435
    Accrued liabilities                                 6,617           7,243
    Current portion of long-term debt                   2,776           5,756
        Total current liabilities                      20,115          23,434

Long-term debt                                          2,600           3,482
Deferred income taxes-non current                       1,288           1,288
Other long term liabilities                               333             402
        Total liabilities                              24,336          28,606

Minority interest in consolidated subsidiary              978             969
        Total minority Interest                           978             969

Shareholders' equity:
    Common stock                                      138,128         138,483
    Retained earnings and other                        47,582          45,628
        Total shareholders' equity                    185,710         184,111

        Total liabilities
         and shareholders' equity               $     211,024   $     213,686

SOURCE  Pericom Semiconductor Corporation
    -0-                             10/26/2006
    /CONTACT: Alexis Pascal, alexis@stapleton.com, or Deborah Stapleton, deb@stapleton.com, of Stapleton Communications, +1-650-470-0200, for Pericom Semiconductor Corporation/
    /Web site:  http://www.pericom.com/
    (PSEM)